Exhibit 99.1

March 20, 2003

Dear Shareholder:

      We are writing to bring you up to date on important matters regarding Orchid BioSciences, Inc. (the “Company”) and to provide notice to you that the Company has requested and received from the Nasdaq Stock Market a “financial viability” exception to the National Association of Securities Dealer’s (the “NASD”) shareholder approval rules, as more fully described below. As you are aware, the Company has been constrained by declining cash balances for many months and as we have stated in press releases and public filings with the Securities and Exchange Commission (the “SEC”), the Company has taken steps to address its financing requirements. Under direction from the Board of Directors of the Company, management has been attempting to identify sources of additional capital in order to continue the Company’s ongoing operations.

      We have made substantial progress within the last few months in sharpening our business focus, significantly reducing our operating expenses and taking actions to strengthen our balance sheet, including (i) restructuring operations and staff, including senior management changes, (ii) selling the SNP genotyping instrumentation business to Beckman Coulter, Inc. and (iii) obtaining a $10 million credit facility from Comerica Bank. Further, we are continuing to pursue the disposition of our Orchid Diagnostics business unit, and expect that asset sale to be an additional cash resource for the Company within the next few months. Nonetheless, without an infusion of permanent capital, the Company now has little operating cash available.

      Management and the Board of Directors have for some time now been actively exploring numerous opportunities to raise additional funds. We are happy to report that we have successfully secured a commitment for up to $16 million in financing (the “Financing”) from certain investors on terms which we believe to be reasonable to the Company and our shareholders. We anticipate that this infusion of cash should be sufficient, in conjunction with the Comerica credit facility, to fund operations for at least the next twelve months and will enable management to continue to explore a variety of options to help grow the Company’s core businesses as we progress towards profitability.

      Pursuant to the negotiated terms of the Financing, the Company intends to sell up to 1,600 units (“Units”) with each Unit consisting of (i) one share of the Company’s Series A Convertible Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”), convertible into approximately 22,222.22 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), and (ii) a warrant (“Warrant”) to purchase approximately 6,666.67 shares of Common Stock. Each Unit will have a purchase price of $10,000.

      The Series A Preferred Stock will be convertible into Common Stock, at the investors’ discretion, at a per share conversion price of $0.45, provided, however, that no investor will be allowed to convert Series A Preferred Stock if the conversion would result in such investor beneficially owning more than 4.99% of the Company’s outstanding Common Stock (the “Cap Amount”), and it will vote on all matters submitted to a vote of the Company’s stockholders on an as–converted basis, subject again to the Cap Amount. The Series A Preferred Stock will bear cumulative dividends, payable quarterly, at an initial annual rate of 6% for the first ten quarters. After the tenth quarter, the dividend rate will increase by 2% for each quarter thereafter, to a maximum of 12% per year. If, however, the Common Stock ceases to be listed on either NASDAQ (the National Market or SmallCap), the NYSE or AMEX, the dividend rate will automatically increase to 14% per year until the Common Stock is subsequently listed on one of the aforementioned markets or exchanges. Dividends are payable, at the Company’s option, in cash or shares of Common Stock, valued at the average closing sales price of the Common Stock for the five trading day period prior to the dividend date.

      The holders of the Series A Preferred Stock will have the right to require that the Company repurchase for cash the then outstanding shares of Series A Preferred Stock upon the occurrence of certain events, including:

•	if the Common Stock is not listed on either the NYSE, AMEX, NASDAQ (National Market or SmallCap), the OTCBB or the Bulletin Board Exchange for a total of 10 days in any nine month period;
•	the institution of bankruptcy, insolvency, reorganization or liquidation proceedings by or against the Company, an assignment for the benefit of creditors by the Company or the appointment of a receiver or trustee for the Company;
•	a change of control of the Company; or
•	failure of the Company to pay in full dividends on the Series A Preferred Stock on any two consecutive dividend dates.

      The redemption amount that the Company would be required to pay would be equal to 125% of the purchase price of the Series A Preferred Stock and the accrued and unpaid dividends, except that in the case of a change of control, the redemption would be 150% of such amount. The Series A Preferred Stock will also be entitled to a liquidation preference equal to the purchase price plus all accrued and unpaid dividends.

      The Warrants will be exercisable at any time after the first anniversary of the issuance date through the fifth anniversary of the issuance date at an exercise price equal to $0.45 per share. In addition, the warrants will be exercisable via a cashless exercise from the second anniversary of the issuance date through the fifth anniversary of the issuance date.

      The securities being issued in the Financing, as well as the Common Stock into which the Series A Preferred Stock is convertible and for which the Warrants are exercisable, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements. The Company does, however, intend to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the Warrants within 60 days of the closing of the Financing.

      Under Marketplace Rule 4350(i)(l)(D)(i), shareholder approval is normally required for financings similar to the one described above. However, in light of the immediate availability of this financing opportunity and the impending exhaustion of cash reserves, the Company has sought and obtained a “financial viability” exception from the NASD’s shareholder approval requirement pursuant to NASD Marketplace Rule 4350(i)(2). An exception to the shareholder approval requirement may be granted by Nasdaq when (1) delay in securing shareholder approval would seriously jeopardize the financial viability of the enterprise, and (2) reliance by the Company upon the exception is expressly approved by the Audit Committee of the Board of Directors. The Company’s Audit Committee has expressly approved the use of the “financial viability” exception to the shareholder approval requirement for entering into the Financing transaction.

      Pursuant to Marketplace Rule 4350(i)(2), the closing of the Financing can take place no earlier than ten days after the mailing of this letter. Accordingly, the Company intends to close the Financing on March 31, 2003.

      We truly appreciate your continued support and look forward to reporting to you on the progress of the Company throughout the year.

Sincerely,

George Poste Chairman	Andrew P. Savadelis Chief Financial Officer

This letter shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.